As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

Nobel Learning Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, Suite 200 West Chester, Pennsylvania	19382-6223
(Address of Principal Executive Offices)	(Zip Code)

Omnibus Incentive Equity Compensation Plan

(Full title of the plan)

George H. Bernstein, President and Chief Executive Officer

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

(Name and address of agent for service)

(484) 947-2000

(Telephone number, including area code, of agent for service)

with a copy to:

Richard P. Jaffe, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

(215) 665-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	1,395,000 shares	$8.25(2)	$11,508,750(2)	$1,355

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h), the price shown is based upon the average of the high and low price of the Common Stock on April 19, 2005, as reported on the Nasdaq National Market System.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the Omnibus Incentive Equity Compensation Plan (the “Plan”).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by Nobel Learning Communities, Inc. (the “Company”) (File No. 0-10031) are incorporated herein by reference: (1) the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2004; (2) the Company’s Quarterly Report on Form 10Q for the quarters ended October 1, 2004 and January 1, 2005; (3) the Company’s Reports on Form 8-K filed on February 10, 2005, January 4, 2005, November 29, 2004, November 16, 2004, November 12, 2004, October 5, 2004, September 16, 2004, September 10, 2004, September 7, 2004, September 1, 2004 and August 20, 2004; and (4) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 30, 1998 (and amended by Form of the Registrant filed on May 30, 2000 and August 19, 2002).

Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that a director of the Company shall have no personal liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102 (b) (7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

We maintain directors’ and officers’ liability insurance that provides for indemnification of our directors and officers against damages arising out of certain kinds of claims that may be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Specimen copy of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 033-16444)).

4.2	Rights Agreement dated as of May 16, 2000, between the Registrant and Stocktrans, Inc., as Rights Agent, which includes, as Exhibit B, thereto the Form of Rights Certificate (Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 8-A, dated May 30, 2000).

4.3	Amendment No. 1 to the Rights Agreement of the Registrant, dated as of August 4, 2002, between the Registrant and Stocktrans, Inc., as Rights Agent (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on August 8, 2002).

4.4	Amendment No. 2 to the Rights Agreement of the Registrant, dated as of August 5, 2002, between the Registrant and Stocktrans, Inc., as Rights Agent (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on August 8, 2002).

4.5	Amendment No. 3 to the Rights Agreement of the Registrant, dated as of March 12, 2003, between the Registrant and Stocktrans, Inc., as Rights Agent (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 25, 2003).

4.6	Amendment No. 4 to the Rights Agreement of the Registrant, dated as of June 17, 2003, between the Registrant and Stocktrans, Inc., as Rights Agent (Filed as Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

4.7	Amendment No. 5 to the Rights Agreement of the Registrant, dated as of September 9, 2003, between the Registrant and Stocktrans, Inc., as Rights Agent (Filed as Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003).

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1	Consent of BDO Seidman LLP

23.2	Consent of PricewaterhouseCoopers, L.L.P.

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)

99.1	Omnibus Incentive Equity Compensation Plan

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Pennsylvania, on April 22, 2005.

Nobel Learning Communities, Inc.

By:	/s/ George H. Bernstein
George H. Bernstein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George H. Bernstein George H. Bernstein	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2005

/s/ Thomas Frank Thomas Frank	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 22, 2005

/s/ Therese Kreig Crane Therese Kreig Crane	Non-Executive Chairman of the Board and Director	April 22, 2005

/s/ Steven B. Fink Steven B. Fink	Director	April 22, 2005

/s/ Joseph W. Harch Joseph W. Harch	Director	April 22, 2005

/s/ Peter H. Havens Peter H. Havens	Director	April 22, 2005

/s/ Richard J. Pinola Richard J. Pinola	Director	April 22, 2005

/s/ Michael J. Rosenthal Michael J. Rosenthal	Director	April 22, 2005

/s/ Ralph Smith Ralph Smith	Director	April 22, 2005

/s/ David L. Warnock David L. Warnock	Director	April 22, 2005

EXHIBIT INDEX

Number	Exhibit
5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

23.1	Consent of BDO Seidman LLP

23.2	Consent of PricewaterhouseCoopers, L.L.P.

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5)

99.1	Omnibus Incentive Equity Compensation Plan